EXHIBIT 10.9b
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”), dated and effective as of December 31, 2014, is entered into by and between KAR Auction Services, Inc. (“Employer”) and Peter Kelly (“Employee”) (collectively “parties”). This Amendment amends the December 17, 2013 Employment Agreement (the “Agreement”) between Employer and Employee pursuant to Paragraph 10(d) of the Agreement.
RECITALS
A.    Employer desires to change its senior management structure by adding a President of Digital Services position;
B.    Employee desires to fill this new position, while also maintaining his role as Chief Technology Officer.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration (including, but not limited to, the continued employment of Employee by Employer), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Paragraph 2 of the Agreement, which currently reads:
Title and Duties. During the Employment Period, Employee shall serve as the Chief Technology Officer of Employer and shall perform the duties and responsibilities inherent in such position and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer or Board of Directors of Employer (“Board”). Employee shall perform the duties of this position in a diligent and competent manner and on a full-time basis during the Employment Period.
Shall now be amended to read:
Title and Duties. During the Employment Period, Employee shall serve as the Chief Technology Officer of Employer and as the President of Digital Services of Employer reporting to Employer’s Chief Operating Officer. Employee shall perform the duties and responsibilities inherent in such positions and any other duties consistent with such position as may be reasonably assigned to Employee from time to time by Employer’s Chief Executive Officer, Chief Operating Officer or Board of Directors of Employer (“Board”). Employee shall perform the duties of these positions in a diligent and competent manner and on a full-time basis during the Employment Period.
2.    Employee agrees that the amendment to his duties and his reporting structure outlined in Paragraph 1 of this Amendment do not constitute a “Good Reason” for termination of the Agreement by Employee as that term is defined in Paragraph 4(c) of the Agreement.
3.    Continuation of Agreement. Except as otherwise expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect and this Amendment shall not amend or modify any other rights, powers, duties, or obligations of any party to the Agreement.
4.    Complete Agreement. This Amendment and the Agreement contain the entire agreement between the parties hereto with respect to the matters contained herein and supersedes and replaces any prior agreement between the parties with respect to the matters set forth in this Amendment.
5.    Counterparts. This Amendment may be executed in any number of counterparts and any such counterparts may be transmitted by electronic or facsimile transmission, and each of such counterparts, whether an original or an electronic or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, on the date first set forth above.
“Employer”                            “Employee”

KAR AUCTION SERVICES, INC.

By: /s/ Don Gottwald             /s/ Peter Kelly
Printed: Don Gottwald                    Peter Kelly
Title: Chief Operating Officer